                                                                   EXHIBIT 10.4

** designates information omitted that has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under 17 CFR 200.80.

              EXCLUSIVE DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

         THIS EXCLUSIVE DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (the "Agreement") is entered into and made effective as of May 11, 2001 (the "Effective Date"), among INTERMUNE, INC., a Delaware corporation, having its principal place of business at 1710 Gilbreth Road, Suite 301, Burlingame, CA 94010 ("InterMune"); MOLICHEM R&D, INC., a North Carolina corporation, having its principal place of business at 267 Sweet Bay Place, Carrboro, North Carolina 27510 and MOLICHEM MEDICINES, INC., a Delaware corporation having its principal place of business at 267 Sweet Bay Place, Carrboro, North Carolina 27510 (collectively "MoliChem"). InterMune and MoliChem may be referred to herein each individually as a "Party" and jointly as the "Parties."

                                    RECITALS

         WHEREAS, InterMune is involved in the development and commercialization of products potentially useful in the prevention, mitigation and treatment of pulmonary and other diseases;

         WHEREAS, MoliChem has rights to the peptide designated as Moli1901, which may be effective in the treatment of certain pulmonary diseases;

         WHEREAS, MoliChem has development capabilities and expertise related to Moli1901; and

         WHEREAS, InterMune and MoliChem now desire to undertake jointly the development and commercialization of Moli1901 in accordance with the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

1.       DEFINITIONS

         1.1 "Affiliate" means with respect to any Party, any other Person which controls, is controlled by, or is under common control with, such Party. As used in this Section 1.1, "control" means (a) that an entity or company owns, directly or indirectly, more than fifty percent (50%) of the voting stock of another entity, or (b) that an entity, person or group has the actual ability to control and direct the management of the entity, whether by contract or otherwise.

         1.2 "Applicable Laws" shall mean all applicable federal, state, provincial and local laws, ordinances, rules and regulations applicable to this Agreement or the activities contemplated hereunder, including without limitation, the Federal Food, Drug and Cosmetic Act, 21 U.S.C. ss. 321 et seq., as amended, and the regulations promulgated thereunder from time to time, the Prescription Drug Marketing Act of 1987, as amended, and any final regulations or guidances promulgated




                                      E-65
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thereunder from time-to-time, the Medicare/Medicaid Anti-kickback Statute set forth at 42 U.S.C. ss.1320a-7b(b) and any final regulations promulgated thereunder from time to time, and equivalent state laws and regulations and any requirements under any license agreement applicable to the Product worldwide, whether such laws, ordinances, rules and regulations are now or hereafter in effect.

         1.3 "Budget" means the collective annual Development Budget and Commercialization Budget for a Product.

         1.4 "Commercialization Budget" means the annual budget for the Commercialization Program for a Product.

         1.5 "Commercialization Committee" means the committee described in
Section 4.1.

         1.6 "Commercialization Expenses" means expenses incurred by a Party or for its account pursuant to an approved Commercialization Budget.

         1.7 "Commercialization Plan" means the commercialization plan for the pre-launch, launch, and post-launch of each Product with respect to the marketing, promotion, detailing and sales of Product in accordance with the Commercialization Program for a Product to be determined by the Commercialization Committee in accordance with Section 4.

         1.8 "Commercialization Program" means the commercialization program for commercializing each Product as described in Section 4.

         1.9 "Consideration" shall mean any cash or non-cash consideration of any kind whatsoever, whether tangible or intangible, direct or indirect.

         1.10 "Development Budget" means the annual budget for the Development Program for a Product.

         1.11 "Development Committee" means the committee described in Section 3.2.

         1.12 "Development Patent" means and includes any Patent that claims or otherwise covers an invention in the Development Technology; provided however, rights to inventions drawn to claims not related to Moli1901 shall not be included in the Development Patent.

         1.13 "Development Plan" means the development plan in connection with the Development Program for each Product to be determined by the Development Committee pursuant to Section 3.

         1.14 "Development Program" means the development program for developing each Product as described in Section 3.




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         1.15 "Development Technology" means

                  (a) all Information relating to Moli1901 conceived of or reduced to practice by either Party in the course of any work conducted pursuant to this Agreement; and/or

                  (b) Moli1901, its formulations and methods of administration; and/or

                  (c)      Prior Development Technology; and

                  (d)      Joint Intellectual Property and Development Patents.

         1.16 "Development Term" means the period commencing on the Effective Date and terminating on the earlier of (a) the termination of the Development Program for each Product pursuant any termination pursuant to Section 11.

         1.17 "Drug Master File" means a submission to the FDA or other regulatory authority that may be used to provide confidential detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging and storing of Product.

         1.18 "Field" means all fields of use claimed by any of the Development Patents.

         1.19 "Future Product Profit Share" means **

         1.20 "Glaxo/UNC Agreements" means collectively that certain: Assignment Agreement between The Wellcome Foundation Ltd., Glaxo Wellcome, Inc., and MoliChem, dated as of December 1, 1995; Assignment Agreement between Glaxo and MoliChem, dated as of December 1, 1995; License Agreement between The University of North Carolina and MoliChem, dated as of June 4, 1997, as amended on August 3, 1998; and April 17, 2001.

         1.21 "Information" means information, results and data of any type whatsoever, in any tangible or intangible form, including without limitation inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, trade secrets, test data (including pharmacological, biological, chemical, biochemical, toxicological and clinical test data), analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions, and all intellectual property rights therein.

         1.22 "Initial Product Profit Share" means **

         1.23 "InterMoli" means the financial construct to account for the Parties' development and commercialization costs and profits from sales of any Product, as specifically set forth in Exhibit A, which is incorporated herein by reference. InterMoli is not intended to be and is not a legal entity and has been defined for accounting identification purposes only.

         1.24 "Joint Intellectual Property" means (i) any Information specific to the development and/or commercialization of Moli1901 solely invented or developed by either Party or jointly developed by the Parties pursuant to this Agreement and all intellectual property rights therein,




                                      E-67
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including without limitation any Patents claiming such Information, and (ii) any
Information jointly developed by the Parties pursuant to this Agreement and all intellectual property rights therein, including without limitation any Patents claiming such Information.

         1.25 "Moli1901" means the lantibiotic compound commonly known as duramycin and previously designated by MoliChem as 2622U90; provided however, that Moli1901 shall specifically not include any analogs, derivatives or modifications of Moli1901.

         1.26 "NDA" means a New Drug Application filed with the U.S. Food and Drug Administration (the "FDA") or any equivalent successor application.

         1.27 "Net Sales" means, with respect to any Product, the gross invoiced sales of such Product by InterMune, its Affiliates and its sublicensees to Third Party purchasers, less the following deductions:

         (a) discounts, credits, rebates, allowances, adjustments, rejections and recalls for which the customer has been credited the original sales price and returns;

         (b) trade, quantity, or cash discounts or rebates customary to the industry and actually allowed, given or accrued (including, but not limited to, cash, governmental and managed care rebates, and hospitals or other buying group chargebacks);

         (c) sales, excise, turnover, inventory, value-added, and similar taxes (other than income tax) assessed on the sale of such Product and borne by InterMune;

         (d) transportation, importation and insurance charges;

         A sale of a Product shall be deemed to occur upon the earlier of (i) receipt of Consideration for such Product from a Third Party purchaser; or (ii) 90 days after shipment of Product to a Third Party.

         1.28 "Patent" means (a) all patent applications heretofore or hereafter filed or having legal force in any country, including without limitation, divisionals, continuations, continuation-in-part and provisional applications;
(b) all issued, unexpired patents in any country, including utility, model and design patents and certificates of invention; and (c) all substitutions, extensions, reissues, renewals and supplementary protection certificates with respect to any such issued patent.

         1.29 "Person" shall mean an individual, corporation, partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority, or any other form of entity not specifically listed herein.

         1.30 "Prior Development Technology" means (a) all Information related to Moli1901 acquired and/or conceived of and/or reduced to practice by MoliChem in the course of any research and/or any development work (including without limitation any clinical trials) conducted prior to this Agreement and/or (b) all right(s), title(s) and interest(s) in Information related to Moli1901 that MoliChem has licensed, received by assignment and/or acquired in, from and/or pursuant to the



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Glaxo/UNC Agreements or any other agreements, including without limitation any
Patents thereunder.

         1.31 "Product" means any product, use, application, administration, method of administration or treatment that utilizes and/or incorporates the Development Technology in the Field. For the purposes of this Agreement, any product, use, application, administration, method of administration or treatment that is developed for the same indication (e.g., Cystic Fibrosis) shall be deemed to constitute the same Product.

         1.32 "Third Party" means any Person other than InterMune, MoliChem and their respective Affiliates.

         1.33 "Valid Claim" means a claim in an issued Development Patent that has not expired or been canceled, been declared invalid by an unreversed and unappealable decision of a court or other appropriate body of competent jurisdiction, been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, and/or been abandoned.

2.       GRANT OF RIGHTS

         2.1 Grant to InterMune. Subject at all times to the terms and conditions of this Agreement, MoliChem hereby grants to InterMune a co-exclusive worldwide license, alongside MoliChem, to its rights in the Development Technology, to use, manufacture, have manufactured, import, develop, market, promote, detail, book sales, sell and have sold any Product in the Field, including the right to grant sublicenses.

         2.2 Grant to MoliChem. Subject at all time to the terms and conditions of this Agreement, InterMune hereby grants to MoliChem a co-exclusive worldwide license, alongside InterMune, to any rights it may have or acquire in the Development Technology, to use, manufacture, have manufactured, import, develop, market, promote, detail, book sales, sell and have sold any Product in the Field, including the right to grant sublicenses.

         2.3 Scope of License. The grant of rights set forth in Sections 2.1 and
2.2 of this Agreement shall be subject, at all times, to the authorization of the Development Committee and/or the Commercialization Committee, unless the Development Committee and/or Commercialization Committee for the Product subject to the license grant have been terminated in accordance with Section 11. Any sublicense granted pursuant to Section 2.1 or Section 2.2 must be authorized and approved by the Development Committee and/or the Commercialization Committee, unless the Development Committee and/or the Commercialization Committee for the Product subject to the sublicense grant have been terminated in accordance with
Section 11. In the event either Party enters into a sublicense to the Development Technology, the sublicensor will, within ten (10) days of execution of such sublicense agreement, deliver a copy of such agreement to the other Party.

         2.4 Exclusivity. Each Party hereby covenants that it shall not perform any work for any Third Party relating to Moli1901 in the Field during the Development Term without the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed.

3.       DEVELOPMENT PROGRAM

         3.1 Development Program. The Development Program for each Product shall include all development work for such Product, including without limitation, all clinical trials, toxicology studies, all regulatory matters and filings and post-marketing studies. The Parties agree to conduct the Development Program, for each Product during the Development Term in accordance with the applicable Development Plan, as such Development Plan may be amended from time to time by the Development Committee. Each Party shall use its reasonable best efforts in carrying out the Development Program and each Party shall furnish the development staff, technical know-how, equipment, instruments, supplies and facilities necessary to carry out the Development Program. The Parties shall provide funding to support the Development Program as described in Section 6.2.

         3.2 Development Committee.

         (a) All the work performed in conducting the Development Program shall be under the supervision of the Development Committee through its directives to the investigators who shall directly supervise the Development Program. Promptly after the Effective Date, the Parties shall form the Development Committee, which shall be comprised of an equal number of members, with half of the members appointed by each Party. Each member of the Development Committee shall have the appropriate level of skill, experience and familiarity with the Development Program. An officer of MoliChem shall serve as chairman of the Development Committee. Each Party shall have the right to substitute different representatives as members on the Development Committee as may be necessary from time to time, and each Party may bring additional representatives to attend meetings of the Development Committee in a non-voting, ad hoc capacity. The Parties hereby agree that the Development Committee shall be bound by all obligations and commitments of contracts and agreements approved by the Development Committee and entered into by one Party or the other and all those contracts and agreements previously entered into by MoliChem related to Moli1901 and set forth in Exhibit B hereto; provided however, neither InterMune nor the Development Committee shall be bound by the financial obligations set forth in the letters awarding grant support to MoliChem from Cystic Fibrosis Foundation, listed in Exhibit B.

         (b) The Development Committee shall meet at least once every other month at such times and at such meeting places as shall be mutually agreed upon by the Parties. Each Party shall be responsible for its own expenses and costs related to attendance at such meetings of the Development Committee. The Development Committee meetings may be held by telephone or videoconference, if agreed by the Development Committee members. Each Party will designate an individual to serve as the liaison between the Parties to undertake and coordinate any day-to-day communications as may be required between the Parties relating to the Development Program. The Development Committee shall operate by majority decision of its members, and the Development Committee members shall use good faith efforts to reach agreement on all matters to be decided. In the event the Development Committee is unable to reach agreement on any matter before it within thirty (30) days of undertaking consideration of such matter, then the matter shall be resolved pursuant to Section 12.2. Notwithstanding the foregoing, in the event there is a split decision by the Development Committee as to whether or not to proceed with the initiation of the development of a Product, the decision shall be tabled for further discussion at subsequent meetings of the Development Committee for a period of twelve (12) months. If, at the conclusion of the 12-month



                                      E-70
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period, the decision remains a split decision all rights to such Product shall be subject to the terms of Section 11.7 of this Agreement.

         (c) The Development Committee shall decide who shall prepare the minutes of the Development Committee's meetings. Such minutes shall be promptly reviewed and shall be deemed approved when mutually accepted in writing by both Parties through their respective Development Committee representatives; provided however, that if the Development Committee representatives of a Party fail to comment on, or otherwise indicate disagreement with, the minutes provided by the other Party in writing within fifteen (15) days of receipt, then the receiving Party shall be deemed to have approved such minutes.

         (d) Upon commencement of Phase III trials for the initial Product or upon termination of the Development Program for such initial Product, the Development Committee shall evaluate the feasibility of initiating development of the next indication of the Product in the Field. Notwithstanding the foregoing, nothing in this provision shall prevent the Development Committee from undertaking discussion related to future product development prior to the commencement of Phase III trials.

         3.3 Development Plan and Budget. Within 90 days of the Effective Date, the Development Committee shall approve the first annual Development Budget for the Development Program and define the specific tasks of each Party under the Development Program, which tasks shall be set forth in the "Development Plan." This first Development Budget shall set forth a budget through the end of the initial calendar year and through the end of the first twelve (12) month period of the Agreement. Thereafter, the Development Budget shall run on a calendar year basis. ** The Development Plan may be amended or modified by the Development Committee as necessary. MoliChem shall manage and control the production, purification and formulation of Moli1901 under the direction of the Development Committee. The Development Committee will agree upon the good manufacturing practices process and specifications of the final commercial product. The Development Committee shall manage and conduct all pre-clinical trials, trials supporting IND requirement and clinical trials, including adequate and well controlled Phase III clinical trials for Moli1901 for each of the countries where such studies are required for regulatory approval in such country. Other than as provided for in Section 3.5 of this Agreement, the Development Committee shall also manage all regulatory negotiations with all regulatory authorities in all countries worldwide.

         3.4 Duties and Authority of the Development Committee.

         (a) The Development Committee shall have the following duties and responsibilities during the Development Term: (i) to prepare the Development Plan for each Product; (ii) to coordinate and monitor the progress of the Parties' efforts in conducting the Development Program; (iii) to review the results of the Development Program; (iv) to prepare and allocate an annual Development Budget; and (v) to amend or modify the Development Plan or Development Budget with respect to each Product as appropriate or necessary.


                                      E-71
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         (b) The powers of the Development Committee are limited to those expressly set forth in this Agreement. Without limiting the generality of the foregoing, the Development Committee shall not have the right to amend this Agreement.

         3.5 Product Registration. Under the direction of the Development Committee, MoliChem shall be responsible for managing all applications, requests for authorization, submissions of information and data and for all interactions with the United States and foreign regulatory authorities for the purpose of attempting to obtain registration of the Products. MoliChem shall hold all Product registrations in its name and shall retain control and ownership of the Drug Master File related to Moli1901. However, qualified personnel of InterMune shall participate and collaborate in the process of product registration according to the plan set forth by the Development Committee. Such participation shall include, but shall not be limited to (i) review of filings prior to submission to the U.S. or foreign regulatory authorities, (ii) participation in meetings with regulatory authorities, and (iii) interaction with MoliChem personnel on a regular basis regarding the status of regulatory filings. In the event MoliChem is unwilling or unable to continue directing the regulatory filings, it may request that InterMune take responsibility for such filing, and in such event InterMune will have the same obligations and responsibilities as set forth above for MoliChem. In the event MoliChem has taken any action with respect to the regulatory filings that materially jeopardizes the development of any Product and InterMune can produce evidence that such MoliChem actions have materially jeopardized the development of any Product and within thirty (30) days of written notice by InterMune of such materially jeopardizing action or omission MoliChem has not (i) reversed the action or cured the omission, then all rights to control the regulatory filing with respect to such Product shall thereafter be directed by InterMune; provided however, the regulatory filings shall continue to be filed in the name of MoliChem and MoliChem shall have the same rights of participation as set forth above for InterMune.

         3.6 Records; Inspection.

         (a) Each Party shall maintain records of all work conducted under the Development Program and all results (including without limitation any Inventions, discoveries and developments) made pursuant to its efforts under the Development Program, in laboratory notebooks (or similar records) separate from all other work conducted by such Party. Such records shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Development Program in sufficient detail and in good scientific manner appropriate for patent and for regulatory purposes. The other Party shall have the right, during normal business hours and upon reasonable notice to inspect and copy such records.

         (b) Each Party and its appropriate employees, agents and outside consultants may visit the other Party at its offices and laboratories during normal business hours and upon reasonable notice, and may discuss the Development Program and its results in detail with the technical personnel and consultants of the other Party.

         (c) All inspections, copying and visits hereunder by a visiting Party shall be conducted in a manner so as not to disrupt the other Party's business nor cause any disclosure of any other confidential information of the other Party.



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         3.7 Disclosure of Inventions and Development Results. Each Party shall provide to the other Party a complete written disclosure for each and every invention or other discovery, whether or not patentable, first conceived or reduced to practice in the performance of the Development Program or Commercialization Program (an "Invention"), promptly after each such Invention is made. Each Party shall regularly inform the other Party of the results of the Development Program, and shall provide copies of the results and raw data from the Development Program as requested. As used herein, "raw data" means all Information generated by persons working on the Development Program, whether in written, graphic or electronic form, and including without limitation all materials such as films, printouts, and photographs that record such Information, concerning work conducted pursuant to the Development Program. Each Party shall also provide monthly written summaries of the Development Program as set forth in Section 3.9. The other Party shall be free to use all such Information for any and all purposes.

         3.8 Reporting; Audits. The reporting requirements and audit rights for the Development Program are set forth in Section 3 and Section 5, respectively, of Exhibit A.

         3.9 Monthly Reports. Each Party shall provide the Development Committee with a written progress report monthly during the Development Term. Each such report shall summarize the work performed by such Party in relation to the goals of the Development Program during such period, and shall provide any other information reasonably requested by the other Party or the Development Committee.

         3.10 MoliChem and InterMune Covenants.

         (a) Invention Assignment Agreements. Each Party hereby covenants that each of its employees, consultants and agents performing any work under the Development Program shall have entered into a written invention assignment agreement requiring that each such individual assign to such Party all right, title and interest in and to any Information conceived of and/or reduced to practice by such individual in connection with any activities under the Development Program.

         (b) No Misappropriation. Each Party hereby covenants that it shall not knowingly misappropriate or otherwise misuse, nor shall it knowingly permit any of its employees, consultants or agents to misappropriate or otherwise misuse, any Information of any Third Party in its conduct of the Development Program hereunder

         (c) Restrictions. Each Party agrees to abide by all restrictions set forth in the Glaxo/UNC Agreements.

4.       COMMERCIALIZATION PROGRAM

         4.1 Commercialization Committee.

         (a) After successful completion of the final U.S. Phase II clinical trial for any Product and approval by the FDA of the Phase III clinical trial protocol, the Parties shall form the Commercialization Committee for such Product, which shall be comprised of an equal number of members with half appointed by each Party. Each member of the Commercialization Committee

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shall have the appropriate level of skill, experience and familiarity with the
Commercialization Program. InterMune's Vice President of Sales and Marketing shall serve as one of InterMune's Commercialization Committee members and shall be the Chairman of the Commercialization Committee. Each Party shall have the right to substitute different representatives as members on the Commercialization Committee as needed from time to time, and each Party may bring additional representatives to attend meetings of the Commercialization Committee in a non-voting, ad hoc capacity.

         (b) The Commercialization Committee shall meet as often as the Committee deems necessary and at such meeting places as shall be mutually agreed upon by the Parties. The Commercialization Committee meetings may be held by telephone or videoconference, if agreed by the Commercialization Committee members. Each Party will designate an individual to serve as the liaison between the Parties to undertake and coordinate any communications as may be required between the Parties relating to the Commercialization Program. The Commercialization Committee shall operate by majority decision of its members and shall use good faith efforts to reach agreement on all matters to be decided. In the event the Commercialization Committee is unable to reach agreement on any matter before it within thirty (30) days of undertaking consideration of such matter, then the matter shall be resolved pursuant to
Section 12.2.

         4.2 Duties and Authority of the Commercialization Committee.

         (a) The Commercialization Committee shall have the following duties and responsibilities during the term of this Agreement: (i) to prepare the Commercialization Plan for each product; (ii) to coordinate and monitor the progress of the Parties' efforts in conducting the Commercialization Program;
(iii) to prepare the Commercialization Budget within ninety (90) days of the formation of the Commercialization Committee for each Product and to prepare and allocate the annual Commercialization Budget for each Product; (iv) to assist in the progress of InterMune's efforts in conducting the Commercialization Program;
(v) to review the results of the Commercialization Program; and (iv) to amend or modify the Commercialization Plan or Commercialization Budget as appropriate or necessary. The Parties hereby agree that the Commercialization Committee shall be bound by all obligations and commitments of contracts and agreements approved by the Development Committee or the Commercialization Committee and entered into by one Party or the other and all contracts and agreements previously entered into by MoliChem related to Moli1901 and set forth in Exhibit B hereto.

         (b) The powers of the Commercialization Committee are limited to those expressly set forth in this Agreement. Without limiting the generality of the foregoing, the Commercialization Committee shall not have the right to amend this Agreement.

         (c) The Commercialization Committee shall also manage selection and prosecution of all Product trademarks. All such trademarks shall be jointly owned by the Parties and may only be used by the Parties in association with the Product and may not be used with any other product, treatment, application, etc. of either of the Parties.

         (d) The Commercialization Committee shall decide who shall prepare the minutes of the Commercialization Committee's meetings. Such minutes shall be promptly reviewed and

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shall be deemed approved when mutually accepted in writing by both Parties through their respective Commercialization Committee representatives; provided however, that if the Commercialization Committee representatives of a Party fail to comment on, or otherwise indicate disagreement with, the minutes provided by the other Party in writing within fifteen (15) days of receipt, then the receiving Party shall be deemed to have approved such minutes.

         4.3 Commercialization Program. Each of the Parties shall use commercially reasonable efforts in carrying out its obligations under the Commercialization Program as determined by the Commercialization Committee. In order to establish and maintain the largest market possible for each Product, under the direction of the Commercialization Committee, InterMune shall direct, all the marketing, sales, promotion, operational and technical personnel, know-how, equipment, supplies and facilities necessary to carry out the Commercialization Program, including without limitation appropriate staffing levels on an experienced, well-trained sales force dedicated exclusively to the Commercialization Program. InterMune shall be responsible for and shall commercially launch each of the Products at the direction of the Commercialization Committee. ** In addition, the Commercialization Committee shall set reasonable minimum annual sales performance obligations prior to the launch of each Product in each of the countries within the territory.

         4.4 Reporting; Audits. The reporting requirements and audit rights for the Commercialization Program are set forth in Section 3 and Section 5, respectively, of Exhibit A.

         4.5 Notwithstanding any other provision of this Agreement to the contrary, in the event InterMune has taken any action with respect to commercialization of any Product that materially jeopardizes the commercialization of such Product and MoliChem can produce evidence that such InterMune actions have materially jeopardized the commercialization of any Product, and InterMune has failed to cure such action within ninety (90) days after receiving notice from MoliChem that such actions have materially jeopardized the commercialization of the Product, then all rights to control the commercialization with respect to such Product shall thereafter be directed by MoliChem.

5.       Supply and Manufacturing.

         5.1 At the direction of the Development Committee, MoliChem shall manage the planning, agreements and operations concerning the supply and manufacture of the Products for the Development Program; provided however, all manufacturing specifications shall be established by the Development Committee.

         5.2 At the direction of the Development Committee, MoliChem shall also manage all matters concerning the supply and manufacture of any Product for the Commercialization Program, in accordance with the specifications established by the Development Committee.

         5.3 Although MoliChem shall manage the manufacture of the Products, qualified personnel of InterMune shall participate and collaborate in the supply and manufacture of the Products according to the plan set forth by the Development Committee and for so long as MoliChem continues to manage the manufacture of the Products, InterMune shall have a right to

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audit the manufacture of Moli1901 in accordance with generally accepted audit procedures for similar manufacturing processes.

         5.4 In the event MoliChem is unwilling or unable to manufacture any Product, it may request that the Development Committee take responsibility for the manufacture of such Product. All costs of manufacturing shall be borne by InterMoli.

         5.5 Notwithstanding any other provision of this Agreement to the contrary, in the event MoliChem has taken any action with respect to manufacturing any Product that materially jeopardizes the commercialization of such Product and InterMune can produce evidence that such MoliChem actions have materially jeopardized the commercialization of any Product, and MoliChem has failed to cure such action within ninety (90) days after receiving notice from InterMune that such actions have materially jeopardized the commercialization of the Product, then all rights to control the manufacturing with respect to such Product shall thereafter be directed by InterMune.

6.       PAYMENTS

         6.1 Initial Payment. Upon the Effective Date and in partial consideration for the rights granted to InterMune herein, InterMune shall make a nonrefundable payment to MoliChem in the amount of One Million Four Hundred Fifty Thousand Dollars ($1,450,000).

         6.2 Funding for Development and Commercialization. All reasonable and direct costs of the Development Program and the Commercialization Program as set forth in each approved Budget(s) shall be shared equally (i.e., 50%/50%) by the Parties, no matter which Party incurs such costs. All Profit and Loss calculations for the initial Product shall be in accordance with the terms of Exhibit A. For the purposes of this Agreement, payment of Profits shall be considered a payment obligation.

         6.3 Milestone Payments. InterMune shall make the following Milestone Payments to MoliChem:

         **

         6.4 Profit Payments. InterMune shall be obligated to timely make all Profit payments and detailed statements to MoliChem in accordance with the terms of Exhibit A.

         6.5 Income Tax Withholding. If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Section 6, InterMune shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Section
6. InterMune shall submit appropriate proof of payment of the withholding taxes to MoliChem within a reasonable period of time.

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7.       INTELLECTUAL PROPERTY MATTERS; PATENTS

         7.1 Ownership. All Joint Intellectual Property shall be jointly owned by the Parties with each Party owning an undivided one-half interest. For all other intellectual property developed pursuant to this Agreement, inventorship shall be determined in accordance with the U.S. patent or other applicable laws. MoliChem shall own all inventions not related to Moli1901 that have been conceived or reduced to practice under this Agreement solely by MoliChem's employees, consultants or others with an obligation to assign their rights to MoliChem. Intermune shall own all inventions not related to Moli1901 that have been conceived or reduced to practice under this Agreement solely by InterMune's employees, consultants or others with an obligation to assign their rights to InterMune. InterMune shall grant MoliChem a perpetual irrevocable, royalty free, non- exclusive license to any and all intellectual property rights that are not Joint Intellectual Property and arise from the Development Program or Commercialization Program that relate to Moli1901 or any other lantibiotic technology of MoliChem (including but not limited to manufacturing, formulation and packaging technology), and shall execute at the request of MoliChem such reasonable documents in furtherance of the foregoing license.

         7.2 Patent Filing, Prosecution and Maintenance.

         (a) MoliChem shall have the first right, but not the obligation, to file applications for the Development Patents and to prosecute and maintain such Development Patents in such countries as selected by the Development Committee or the Commercialization Committee, as the case may be, at InterMoli's expense. MoliChem shall reasonably consider any recommendations provided by InterMune regarding the filing and/or prosecution of such Development Patents, but the final decision as to the filing and/or prosecution matters shall rest with MoliChem.

         (b) In the event that InterMune desires that MoliChem file and prosecute a patent application claiming a particular invention in the Development Technology, and MoliChem does not file such a patent application within one hundred twenty (120) days of such request, or decides to abandon prosecution of such a filed application, then InterMune may thereafter file, prosecute and/or maintain the Patent(s) claiming such particular inventions, at InterMune's expense. In such event, MoliChem shall cooperate reasonably with InterMune in such efforts.

         (c) In the event that pursuant to the terms of Section 11, MoliChem's rights in any of the Development Patents are subject to an exclusive license to InterMune, even as to MoliChem, MoliChem's rights to control the prosecution of such Development Patents shall be as set forth in Sections 7.2(a) and 7.2(b) of this Agreement; provided however, all expenses related to such prosecution shall be solely the responsibility of InterMune, and InterMune will promptly reimburse MoliChem for any such expenses. InterMune shall have the right to review and comment on all aspects of such prosecution and to direct the prosecution of such Development Patents in the event MoliChem is no longer or able or willing to continue with the prosecution of any of the Development Patents. Notwithstanding the foregoing, in the event MoliChem has taken any action with respect to the prosecution of the Development Patents subject to an exclusive license in accordance with the terms of this Section, or MoliChem has taken any action with respect to the prosecution of the Development Patents, subject to such exclusive license that materially jeopardizes the commercialization of such exclusively licensed Product, and InterMune can produce evidence

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that such MoliChem actions have materially jeopardized the commercialization of such exclusively licensed Product, and MoliChem has failed to cure such action within ninety (90) days after receiving notice from InterMune that such actions have materially jeopardized the commercialization of the Product, and all of the claims pending in such Patent or Patent application relate solely to the exclusively licensed Product, then all rights to control the prosecution of the Development Patents subject to such exclusive license shall thereafter be directed by InterMune; provided however, this provision shall not invoke any transfer of ownership of such Development Patents.

         7.3 Cooperation. Each Party agrees to cooperate with the other and take all reasonable additional actions as may be reasonably required to achieve the intent of this Section 7, including, without limitation, the execution of necessary and appropriate instruments and documents.

         7.4 Infringement of Third-Party Patents. In the event that a Third Party files an action against a Party alleging that such Party's activities under this Agreement infringe such Third Party's patent rights, such Party shall give written notice to the other Party, and the Parties will consult and cooperate on the best course of action. The Party that was sued shall have the right to defend itself against such action, and the other Party shall provide all reasonable assistance in such defense.

         7.5 Infringement of Development Patents. If either Party becomes aware that a Third Party is infringing any rights in the Development Patents, such Party shall give written notice to the other Party describing in detail the nature of such infringement. MoliChem shall have the initial right to enforce the Development Patents against such Third Party infringer. InterMune agrees to provide MoliChem all reasonable assistance, at InterMoli's expense, in such enforcement, including without limitation being joined as a party to the suit where appropriate. In the event that MoliChem fails to institute an infringement suit or take other reasonable action in response to such infringement within one hundred twenty (120) days after its receipt of notice of such infringement, InterMune shall have the right, but not the obligation, to institute such suit or take other appropriate action in its own name to enforce the Development Patents. Regardless of which Party brings an enforcement action under this
Section 7.5, the Party not bringing the action shall have the right to participate in such action at its own expense with its own counsel. Any damages or other recovery, whether by settlement or otherwise, from an action hereunder to enforce the Development Patents shall first be applied pro rata to each Party to pay the costs and expenses of participating in such action, and any remaining amount shall be paid to the Party conducting the action.

         7.6 No Other Technology Rights. Except as otherwise provided in this Agreement, under no circumstances shall a Party, as a result of this Agreement, obtain any ownership interest or other right in any technology, know-how, Patents, products, compounds, materials, vaccines, antibodies, cell lines or cultures, or animals of the other Party, including items owned, controlled or developed by the other, or transferred by the other to such Party at any time pursuant to this Agreement. It is understood and agreed by the Parties that this Agreement does not grant to either Party any license or other right in basic technology of the other Party except to the extent necessary to enable the Parties to carry out their obligations under this Agreement for the development and commercialization of Products.

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8.       CONFIDENTIALITY

         8.1 Confidential Information. As used herein, "Confidential Information" means all Information relating to the Development Program for each Product, all Information that the Parties have disclosed to each other since September 12, 2000 and/or during the term of this Agreement and all Information deemed "Confidential Information" under this Agreement, provided that Confidential Information (other than Information relating to the Development Program for each Product) has been marked "Confidential" or "Proprietary" or, if orally presented, is indicated before disclosure to be confidential or proprietary. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party shall keep confidential and shall not publish or otherwise disclose any Confidential Information and shall not use such Confidential Information for any purpose not authorized by this Agreement.

         8.2 Exceptions. Notwithstanding Section 8.1 above, "Confidential Information" shall not include any Information that a Party can demonstrate by competent written evidence:

         (a) was already known to such Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party or, prior to its creation or discovery hereunder;

         (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to such Party;

         (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of such Party;

         (d) was disclosed to such Party, other than under an obligation of confidentiality to a Third Party, by a Third Party who had no obligation to a Party not to disclose such information to others; or

         (e) is independently developed by such Party without using any Confidential Information.

         8.3 Permitted Disclosure. Notwithstanding the limitations in this
Section 8, each Party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following instances, but solely for the limited purpose of such necessity:

         (a) prosecuting or defending litigation;

         (b) complying with applicable governmental laws or regulations, including without limitation, Nasdaq or SEC disclosure requirements or valid court orders;

         (c) disclosure to employees, consultants or agents, solely in furtherance of this Agreement, provided that such individuals have agreed in writing to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Section 8; or

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         (d) general information of a non-material nature regarding the general status of a Development Program or a Commercialization Program.

         Notwithstanding the foregoing, in the event that a Party is required to make a disclosure of the Confidential Information pursuant to subsections (a) or
(b) above, it will give prompt advance notice to the other Party of such disclosure and shall use its best efforts to assist the other Party in securing confidential treatment of such information.

         8.4 Publicity. The Parties shall agree upon the text of a press release that will be distributed by InterMune and MoliChem in connection with the effectiveness of this Agreement. Any press releases involving Moli1901 shall be jointly approved by both MoliChem and InterMune before issuance; provided however, if the Parties have previously approved a press release, the approved disclosure may be included or referenced in a subsequent release of a similar nature without prior approval of both Parties.

         8.5 Terms of the Agreement. The terms of this Agreement are deemed to be Confidential Information, subject to Section 8.3 above; provided however, Each Party shall be free to disclose the terms of the Agreement to potential investors, financial institutions, granting entities, and its licensors and assignors of Moli1901, provided such disclosures are subject to no less restrictive terms of confidentiality than as are set forth in this Agreement.

         8.6 Survival. The provisions of this Section 8 shall survive for five
(5) years after the termination or expiration of this Agreement.

9.       REPRESENTATIONS AND WARRANTIES

         9.1 InterMune's Representations and Warranties. InterMune hereby represents and warrants to MoliChem as of the Effective Date that:

         (a) It is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, with full right, power and authority to enter into and perform this Agreement and to license and assign all of the rights, property and authorizations herein granted;

         (b) This Agreement has been duly executed and delivered by InterMune and is a legal, valid and binding obligation enforceable against InterMune in accordance with its terms;

         (c) The execution, delivery and performance of this Agreement does not and will not violate any law, statute, local ordinance, state or federal regulation, court order, or administrative order ruling, its corporate charter or bylaws, nor any agreement by which it is bound; and

         (d) In the event InterMune has voted against development of the Development Technology for use with a particular indication or its rights and licenses to a Product have been terminated, InterMune, its Affiliates, sub-agents, distributors and licensees may not thereafter, market, promote, advertise or detail a Product for off-label uses for such indication. If either MoliChem or InterMune become aware of any off-label use of a Product, the Parties agree to work

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together to implement the appropriate commercially reasonable measures to restrict sales of the Product for such off-label uses.

         9.2 MoliChem's Representations and Warranties. MoliChem hereby represents and warrants to InterMune that as of the Effective Date:

         (a) To the best of MoliChem's knowledge, Moli1901 has not been misappropriated from any Third Party nor is it the result of any misuse of any Third Party's intellectual property;

         (b) To the best of MoliChem's knowledge, all the Patents in connection with the Glaxo/UNC Agreements represent a Valid Claim, and no other claim, whether or not embodied in an action past or present, of any infringement, of any conflict with, or of any violation of any patent, trade secret or other intellectual property right or similar right of any Third Party, has been made or is pending or threatened with respect to such Patents or the Development Technology;

         (c) It is a corporation duly organized, existing and in good standing under the laws of the State of North Carolina in the case of MoliChem R&D, Inc. and Delaware in the case of MoliChem Medicines, Inc., with full right, power and authority to enter into and perform this Agreement and to grant all of the rights, property and authorizations herein granted;

         (d) This Agreement has been duly executed and delivered by MoliChem and is a legal, valid and binding obligation enforceable against MoliChem in accordance with its terms;

         (e) To the best of MoliChem's knowledge, the execution, delivery and performance of this Agreement does not and will not violate any law, statute, local ordinance, state or federal regulation, court order, or administrative order ruling, its corporate charter or bylaws, nor any agreement by which it is bound;

         (f) Before entering into this Agreement, MoliChem delivered to InterMune certain documents and information concerning MoliChem and Moli1901 (collectively, the "MoliChem Information Documents"). The MoliChem Information
 Documents are accurate, complete and correct in all material respects. MoliChem has not failed to disclose to InterMune orally, or in this Agreement, the MoliChem Information Documents or otherwise, any material information relating to MoliChem or Moli1901;

         (g) MoliChem has no material liabilities and has not received notice of any material contingent liabilities not disclosed in the MoliChem Information Documents, except current liabilities incurred in the ordinary course of business;

         (h) To the best of MoliChem's knowledge, there is no action, suit, proceeding or investigation pending or threatened in a written notice against MoliChem that challenges the validity of this Agreement or the right of MoliChem to enter into this Agreement, or to consummate the transactions contemplated hereby, or which might result, either individually or in the aggregate, in any material adverse change in the development of Moli1901 or commercial sales of a Product hereunder. The foregoing includes, without limitation, actions pending or threatened involving the

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prior employment of any of MoliChem's employees, their use in connection with
MoliChem's business or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers;

         (i) MoliChem is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that would have a material adverse effect on sales of any Product;

         (j) To the best of MoliChem's knowledge, MoliChem is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would have a material adverse effect on the development of Moli1901 or the sales of a Product;

         (k) To the best of MoliChem's knowledge, MoliChem has all franchises, permits, licenses and any similar authority necessary for the development and commercialization of Moli1901 hereunder, as of the Effective Date , except for those which would not have a material adverse effect on such activities; provided however, MoliChem makes no representation or warranty that licenses to third party technology may not be required in order to commercialize certain of the Products as set forth in this Agreement;

         (l) MoliChem owns or controls under valid licenses and has the right to license or sublicense, all right, title and interest in and to the Development Patents listed on Exhibit D, subject to limitations on patent registrations as set forth in the UNC License;

         (m) Exhibit D presents a complete list of the Patents as of the Effective Date, relating to Moli1901, including the Moli1901 compositions and methods of using Moli1901; and

         (n) To the best of MoliChem's knowledge, UNC has not elected to file any foreign Patent applications pursuant to Section 9.2 of the UNC Agreement.

         9.3 By Both Parties. Each Party represents and warrants that it will use its best efforts to maintain in full force and effect all necessary licenses, permits and other authorizations required by Applicable Law to carry out its duties and obligations under this Agreement. Each Party shall comply with all Applicable Laws, provided that InterMune shall be solely responsible for compliance with those Applicable Laws pertaining to the activities conducted by it hereunder (including, without limitation, those Applicable Laws that apply to documentation and records retention pertaining to the marketing, advertising, promotion and detailing of Product worldwide). Without limiting the generality of the foregoing, InterMune shall not, without the prior written consent of MoliChem, such consent not to be unreasonably withheld or delayed, promote, advertise or detail any Product for any indications not contained in the approvals, applications and registration and product listing which have been received for such Product or in any manner in conflict with the approved product labeling and all Applicable Laws. Each Party shall cooperate with the other to provide such letters, documentation and other information on a timely basis as the other Party may reasonably require to fulfill its reporting and other obligations under Applicable Laws to applicable regulatory authorities. Except for such amounts as are expressly required to be paid by a Party to the other under this

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Agreement, each Party shall be solely responsible for any costs incurred by it to comply with its obligations under Applicable Laws. Each Party shall conduct its activities hereunder in an ethical and professional manner.

10.      INDEMNIFICATION AND INSURANCE

         10.1 By InterMune. Subject to MoliChem's compliance with Section 10.4, InterMune hereby agrees to indemnify, defend and hold harmless MoliChem and its officers, directors, agents and employees from and against any and all liabilities, damages, judgments, awards or costs of defense (including without limitation reasonable attorneys' fees, expenses to defend and amounts paid in settlement of any action) (collectively, "Losses") arising from any Third Party claim resulting directly or indirectly from InterMune's breach of any of its covenants or representations and warranties hereunder, or InterMune's negligence or wrongdoing, but only to the extent that such Losses do not result from MoliChem's breach of any of its covenants or representations and warranties hereunder or MoliChem's negligence or wrongdoing.

         10.2 By MoliChem. Subject to InterMune's compliance with Section 10.4, MoliChem hereby agrees to indemnify, defend and hold harmless InterMune and its officers, directors, agents and employees from and against any and all Losses from any Third Party claim resulting directly or indirectly from MoliChem's breach of any of its covenants or representations and warranties hereunder, or MoliChem's negligence or wrongdoing, but only to the extent that such Losses do not result from InterMune's breach of any of its covenants or representations and warranties hereunder or InterMune's negligence or wrongdoing.

         10.3 Joint Liability. The Parties hereby agree that the Parties shall be jointly liable for any third party claims made against either Party as a result of the actions taken pursuant to the Development Program or the Commercialization Program, provided that such actions have been specifically authorized by either the Development Committee or the Commercialization Committee, except to the extent those claims are based on the other Party's breach of any of its covenants or representations and warranties hereunder or the other Party's negligence or wrongdoing.

         10.4 Notice and Procedures. In all cases where one Party seeks indemnification by the other under this Section 10, the Party seeking indemnification shall promptly notify the indemnifying Party of receipt of any claim or lawsuit covered by such indemnification obligation and shall cooperate fully with the indemnifying Party in connection with the investigation and defense of such claim or lawsuit. The indemnifying Party shall have the right to control the defense, with counsel of its choice, provided that the non-indemnifying Party shall have the right to be represented by advisory counsel at its own expense. The indemnifying Party shall not settle or dispose of the matter in any manner, which could negatively and materially affect the rights or liability of the non-indemnifying Party without the non-indemnifying Party's prior written consent, which shall not be unreasonably withheld or delayed.

         10.5 Insurance. Each Party, at its own expense, shall maintain comprehensive general liability insurance and clinical trial insurance coverage in amounts reasonable and customary in the industry, but not less than $1,000,000 per occurrence and $3,000,000 in the aggregate. InterMune shall purchase product liability insurance with a reputable insurance company in an amount that is

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determined by the Commercialization Committee prior to the first commercial sale or distribution of Product. The University of North Carolina and MoliChem shall be named in such policy as additional insured parties. Each Party shall provide documentation that such coverage exists upon request of the other Party. Each Party shall maintain such insurance for so long as it continues to research, develop, manufacture, commercialize, and market Products, and thereafter for so long as it customarily maintains insurance for itself covering similar activities with its other similar products.

11.      TERM AND TERMINATION

         11.1 Term.

         (a) Term. The term of this Agreement shall commence upon the Effective Date and shall expire, unless earlier terminated as set forth in this Section 11, upon the date of the last to expire payment obligation under this Agreement. The Parties agree that for so long as a Product is being developed or commercialized hereunder, any payment obligation set forth herein shall continue. Prior to expiration, the Parties shall agree upon the surviving rights and obligations of the Parties and the disposition of any joint assets and/or Development Technology.

         (b) Effect of Expiration. Upon expiration of the term of this Agreement as set forth in this Section 11.1:

         (i) each Party shall have discontinued all use, development, marketing, promotion, detailing, manufacturing and selling of Products, if any, and discontinued the use of any trademarks solely or jointly owned by the other Party relating to the Products; and

         (ii) each Party shall promptly return all of the other Party's materials, documents and Information related to the Development Programs, the Commercialization Programs and otherwise created hereunder, and all Confidential Information of the other Party; provided however, each Party may retain one copy of each document of the other Party's Confidential Information to enable such Party to determine its surviving obligations of confidentiality and non- use with respect to the other Party's Confidential Information.

         11.2 Termination of Development Program or Commercialization for Cause.

         (a) Right to Terminate. Either Party may terminate, for cause, a Development Program or Commercialization Program for any Product upon thirty
(30) days' prior written notice:

         (i) if there is a reasonable basis upon which to conclude that the safety of human subjects is at risk during or after dosing of Moli1901;

         (ii) if Moli1901 unequivocally fails any material toxicology study to support multi-dose use in humans;

         (iii) if prior to the initiation of a Phase II clinical trial for the initial Product, the Parties have not been able to demonstrate that Moli1901 can be manufactured in accordance with: (i) U.S. "Good Manufacturing Practices" and with an auditable quality system for the manufacturing process and (ii) the specifications set by the Development Committee, provided that such termination shall only be with respect to the initial Product; or

         (iv) if the Parties learn that a Third Party has rights to a Patent or invention that would prevent commercialization of the Product and negotiations to obtain a necessary license from such Third Party are unsuccessful.

         (b) Effect of Termination. If a Party terminates the Development Program or Commercialization Program pursuant to Section 11.2(a), and the other Party elects to continue with the development and/or commercialization of the terminated Product:

         (i) the terminating Party shall discontinue all use, development, marketing, promotion, detailing, manufacturing and selling of the terminated Product;

         (ii) the license grants for the Development Technology set forth in
         Section 2.1 and Section 2.2, as the case may be, shall become exclusive with respect to such terminated Product in favor of the other Party even as to (i.e., in lieu of "alongside") the terminating Party;

         (iii) the terminating Party shall be entitled to its Initial Product Profit Share with respect to the initial Product, and with respect to all subsequent Products developed by the other Party shall be entitled to its Future Product Profit Share;

         (iv) in the event that MoliChem is the terminating Party, InterMune shall remain obligated to pay to MoliChem all the milestone payments for such terminated Product as set forth in Section 6.3;

         (v) the terminating Party, if able, shall timely provide commercially reasonable assistance with respect to development and commercialization of such Product as requested by the other Party, at the expense of the requesting Party; and

         (vi) the non-terminating Party shall indemnify, defend and hold the terminating Party and its agents, employees, officers and directors harmless from and against any and all liability, damage, loss, cost or expense, (including reasonable attorneys' fees) arising out of third party suits after the date of the date of the terminating Party's notice of termination and related to the non-terminating Party's development and/or commercialization of the terminated Products, except for those Losses arising from the gross negligence or willful misconduct of the terminating Party, its agents, employees, officers or directors.

         11.3 Termination of Agreement for Cause.

         (a) Right to Terminate. Either Party may terminate this Agreement for cause upon thirty (30) days' prior written notice:

         (i) if the initial Product has been terminated as set forth in Section 11.2(a) above; or

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         (ii) if all Development Programs and Commercialization Programs have been terminated pursuant to Section 11.2(a) above.

         (b) Effect of Termination. If a Party terminates this Agreement pursuant to Section 11.3(a), all the rights and obligations of the Parties and all licenses granted hereunder shall terminate; provided that:

         (i) each Party shall have the rights and obligations with respect to each terminated Product as set forth in Section 11.2(b) above: and

         (ii) each Party shall promptly return all of the other Party's materials, documents and Information related to the Development Program, the Commercialization Program and otherwise created hereunder, and all Confidential Information of the other Party; provided however, each Party may retain one single copy of each document of the other Party's Confidential Information to solely enable such Party to determine its surviving obligations of confidentiality and non-use with respect to the other Party's Confidential Information.

         11.4 Termination of Agreement for Material Breach.

         (a) Right to Terminate. If a Party materially breaches this Agreement, and within sixty (60) days of written notice of breach from the non-breaching Party, the breaching Party has not (i) cured the breach, or (ii) initiated good faith efforts to cure such breach to the reasonable satisfaction of the non-breaching Party, then the non-breaching Party may terminate this Agreement immediately upon expiration of such sixty- (60) day period. The term "Material Breach" includes, without limitation, the following: A Party's gross negligence, material omission, material misrepresentation or fraud related to the development and/or commercialization of the Products.

         (b) Effect of Termination. If a non-breaching Party terminates the Agreement pursuant to Section 11.4(a), each Party's rights and obligations hereunder shall terminate; provided that:

         (i) the terminated Party shall discontinue all use, development, marketing, promotion, detailing, manufacturing and selling of the Products;

         (ii) the license grants for the Development Technology set forth in
         Section 2.1 and Section 2.2, as the case may be, shall become exclusive in favor of the non-breaching Party even as to (i.e., in lieu of "alongside") the breaching Party;

         (iii) the breaching Party shall be entitled to its Initial Product Profit Share with respect to the initial Product, and with respect to all subsequent Products developed by the other Party shall be entitled its Future Product Profit Share;

         (iv) in the event that MoliChem is the breaching Party, InterMune shall be obligated to pay to MoliChem all the milestone payments for all Products as set forth in Section 6.3;

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         (v) the breaching Party shall, if able, timely provide all commercially reasonable assistance with respect to development and commercialization of any Products as requested by the other Party, at the expense of the requesting Party;

         (vi) the non-breaching Party shall indemnify, defend and hold the breaching Party and its agents, employees, officers and directors harmless from and against any and all liability, damage, loss, cost or expense, (including reasonable attorneys' fees) arising out of third party suits after the date of the date of the termination and related to the non-terminating Party's development and/or commercialization of the terminated Products, except for those Losses arising from the gross negligence or willful misconduct of the terminating Party, its agents, employees, officers or directors;

         (vii) if InterMune is the Party that has elected to terminate this Agreement and continue with the development and/or commercialization of the Product(s), and InterMune has failed to commercialize the Product(s), in the major markets for such Product(s) within a commercially reasonable time after U.S. NDA approval, in accordance with the standards of the industry, and as negotiated by the Parties as of the termination date, InterMune's rights with respect to such Product(s) and major markets for which it has failed to meet such commercialization obligations will terminate;

         (viii) each Party shall promptly return all of the other Party's materials, documents and Information related to the Development Program, the Commercialization Program and otherwise created hereunder, and all Confidential Information of the other Party; provided however, each Party may retain one copy of each document of the other Party's Confidential Information to enable such Party to determine its surviving obligations of confidentiality and non- use with respect to the other Party's Confidential Information; and

         (ix) the non-breaching Party may pursue all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement as set forth in this Section 11.4.

         11.5 Termination of Agreement for Failure to Contribute to Initial Product.

         (a) Right to Terminate. In the event either Party fails to contribute fifty percent (50%) of the Development Expenses for the initial Product incurred prior to the approval of the U.S. registration for such Product, in accordance
Section 3 of Exhibit A, the other Party shall have the right to terminate this Agreement upon prior written notice.

         (b) Effect of Termination.

         (i) The terminated Party shall have no further right or obligation to financially contribute to the development and/or commercialization of subsequent Products; provided however, if a Development Budget has been approved by the Development Committee for a subsequent Product, the terminated Party's rights in and to development and commercialization of such subsequent Product in development shall continue as though the Agreement had not been terminated, and shall in no way limit the terminated Party's right to continue to fund the development of such subsequent Product;

         (ii) the license grants for the Development Technology set forth in
         Section 2.1 and Section 2.2, as the case may be, shall become exclusive in favor of the non-terminated Party even as to (i.e., in lieu of "alongside") the terminated Party for all Products other than the initial Product or Products in development prior to termination;

         (iii) the terminated Party shall be entitled to its Initial Product Profit Share, and with respect to all subsequent Products shall be entitled to a percentage of its Future Product Profit Share;

         (iv) in the event that MoliChem is the terminated Party, InterMune shall be obligated to pay to MoliChem all the milestone payments for all Products as set forth in Section 6.3;

         (v) the terminated Party shall, if able, timely provide all commercially reasonable assistance with respect to development and commercialization of any Products as requested by the other Party, at the expense of the requesting Party;

         (vi) the Development Committee and the Commercialization Committee with respect to each Product developed shall continue and the terminated Party shall have the right to participate in such Committees, provided that the number of members shall be proportional to its contribution to the initial Product;

         (vii) the continuing Party shall indemnify, defend and hold the terminating Party and its agents, employees, officers and directors harmless from and against any and all liability, damage, loss, cost or expense, (including reasonable attorneys' fees) arising out of third party suits after the date of the date of the termination and related to the continuing Party's development and/or commercialization of the terminated Products, except for those Losses arising from the gross negligence or willful misconduct of the terminating Party, its agents, employees, officers or directors;

         (viii) if InterMune is the Party that has elected to continue with the development and/or commercialization of the terminated Product, and InterMune has failed to commercialize the terminated Product, in the major markets for such Product within a commercially reasonable time after U.S. NDA approval, in accordance with the standards of the industry, and as negotiated by the Parties as of the termination date, InterMune's rights with respect to such Product and major markets for which it has failed to meet such commercialization obligations shall terminate; and

         (ix) each Party shall promptly return all of the other Party's materials, documents and Information related to the Development Program, the Commercialization Program and otherwise created hereunder, and all Confidential Information of the other Party; provided however, each Party may retain one copy of each document of the other Party's Confidential Information to enable such Party to determine its surviving obligations of confidentiality and non- use with respect to the other Party's Confidential Information.

         11.6 Termination of Agreement for Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code; provided however, nothing herein shall be deemed to constitute a present exercise of such rights and elections. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to such Party (a) upon any such commencement of a bankruptcy proceeding upon their written request therefore, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or
(b) if not delivered under (a) above, upon rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefore by the non-bankrupt Party.

         (a) Right to Terminate. In the event of the bankruptcy of a Party, the other Party may terminate this Agreement.

         (b) Effect of Termination. If a Party terminates this Agreement pursuant to Section 11.6(a):

         (i) the bankrupt Party shall have no further right to develop or commercialize the Products;

         (ii) the license grants for the Development Technology set forth in
         Section 2.1 and Section 2.2, as the case may be, shall become exclusive in favor of the terminating Party even as to (i.e., in lieu of "alongside") the bankrupt Party;

         (iii) the bankrupt Party shall be entitled to its Initial Product Profit Share with respect to the initial Product and shall be entitled to its Future Product Profit Share with respect to the subsequent Products;

         (iv) the bankrupt Party, if able, shall timely provide all commercially reasonable assistance with respect to development and commercialization of such Product as requested by the other Party, at the expense of the requesting Party;

         (v) in the event that MoliChem is the bankrupt Party, InterMune shall remain obligated to pay to MoliChem all the milestone payments for such Product set forth in Section 6.3; and

         (vi) the bankrupt Party shall promptly return all of the other Party's materials, documents and Information related to the Development Program, the Commercialization Program and otherwise created hereunder, and all Confidential Information of the other Party; provided however, the bankrupt Party may retain one single copy of each document of the other

         Party's Confidential Information to enable such bankrupt Party solely to determine its surviving obligations of confidentiality and non-use with respect to the other Party's Confidential Information.

         11.7 Termination of Rights to Additional Products.

         (a) Right to Terminate Participation with Respect to Additional Products. In the event both Parties have contributed fifty percent (50%) of the Development Expenses for the initial Product incurred prior to the approval of the U.S. registration for such Product, in accordance Section 3 of Exhibit A, either Party shall have the right to elect not to participate in the development or commercialization of any subsequent Product; provided that the development of such Product has been voted upon by the Development Committee for such Product.

         (b) Effect of Termination. If a Party terminates its participation with respect to any Product pursuant to Section 11.7(a):

         (i) the terminating Party may not develop or commercialize the terminated Product;

         (ii) the license grants for the Development Technology set forth in
         Section 2.1 and Section 2.2, as the case may be, shall become exclusive with respect to such terminated Product in favor of the other Party even as to (i.e., in lieu of "alongside") such terminating Party;

         (iii) such terminating Party shall be entitled to a Profit percentage in accordance with solely Section 1.19(ii) of the Future Product Profit Share for such terminated Product;

         (iv) in the event that MoliChem is the terminating Party, InterMune shall remain obligated to pay to MoliChem all the milestone payments for such terminated Product set forth in Section 6.3;

         (v) the terminating Party, if able, shall timely provide all commercially reasonable assistance with respect to development and commercialization of such terminated Product as requested by the other Party, at the expense of the requesting Party; and

         (vi) for so long as the Development Committee and/or the Commercialization Committee for the initial Product continue, the continuing Party shall, from time to time, report back to such committees with respect to the status, progress, problems, strategy, objectives and other relevant factors related to the development and commercialization of the terminated Product, and upon termination of the last Development Committee and Commercialization Committee, the continuing Party shall coordinate with the terminating Party, in a manner to be determined by the Parties, such that the terminating Party is adequately informed as to the status, progress, problems, strategy, objective and other relevant factors related to the development and commercialization of the terminated Product.

         11.8 Survival. The following provisions shall survive termination or expiration of this Agreement: Sections 1, 2.1 (only as incorporated by Section

11), 2.2(only as incorporated by Section 11), 3.5 (with respect to the registration name for regulatory filings), 3.10, 6.3, 6.4, 6.5, 7, 8 (for five years), 9, 10, 11.3(b), 11.4(b) 11.5(b), 11.6(b), 12 and Exhibits A.2, A.3, A.4,
A.5 and A.7. Termination or expiration of this Agreement shall not relieve either Party of any liability that accrued hereunder prior to the effective date of such termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party's right to obtain performance of any obligation.

12.      MISCELLANEOUS

         12.1 Entire Agreement; Amendment. This Agreement sets forth the complete, final and exclusive agreement between the Parties with respect to the subject matter hereof, and all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to such subject matter, and supersedes and terminates all prior agreements and understandings between the Parties with respect to such subject matter, including without limitation that certain Nondisclosure and Nonuse Agreement, dated as of September 12, 2000, and that certain Exclusive Dealing Binder, dated as of November 10, 2000, as amended on December 12, 2000, on February 9, 2001, on March 15, 2001, on April 12, 2001 and on May 4, 2001. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to such subject matter other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

         12.2 Dispute Resolution. The Parties agree to consult and negotiate in good faith to try to resolve any dispute, controversy or claim that arises out of or relates to this Agreement. In the event of any controversy or claim arising out of, relating to or in connection with Development Committee, the Commercialization Committee or any other provision of this Agreement, or the rights or obligations of the Parties hereunder, the Parties shall try to settle their differences amicably between themselves by referring the disputed matter to the Chief Executive Officer of InterMune and the President of MoliChem for discussion and resolution. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within ten (10) days of such notice the Chief Executive Officer of InterMune and the President of MoliChem shall meet for attempted resolution by good faith negotiations. If such personnel are unable to resolve such dispute within thirty
(30) days of initiating such negotiations, the Board of Directors of each Party shall meet to resolve the dispute. In the even the Board of Directors of each Party are unable to resolve such dispute within thirty (30) days of initiating such negotiations, each Party may thereafter pursue any and all rights and remedies it may have at law or equity. If mutually agreeable, the Parties may explore alternative forms of dispute resolution, such as mediation and/or binding arbitration. This procedure shall be a prerequisite before a Party is entitled to seek any legal or equitable remedy, except in cases presenting extreme urgency in which a Party may seek other appropriate preliminary, injunctive or extraordinary legal or equitable relief. The foregoing dispute resolutions provisions shall not apply to any disputes, controversies or claims arising under Article 8 (Confidentiality) and Article 10 (Indemnification).

         12.3 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the non-performing Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the non- performing Party takes reasonable efforts to remove the condition. For purposes of this Agreement, "force majeure" shall include conditions beyond the control of the Parties, including without limitation, an act of God, , war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.

         12.4 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered, or if sent by facsimile and confirmed through one of the foregoing methods. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

                  FOR INTERMUNE:            Intermune, Inc.
                                            1710 Gilbreth Road
                                            Suite 301
                                            Burlingame, CA 94101
                                            Fax: (650) 259 0774
                                            Attention: General Counsel

                  FOR MOLICHEM:             207 South Elliot Road
                                            PMB#231
                                            Chapel Hill, NC 27514
                                            Fax:
                                            Attention: Dr. Luis Molina

                  With Copy to:             Daniels & Daniels, P.A.
                                            PO Drawer 12218
                                            Research Triangle Park, NC  27709
                                            ATTN: Caroline H. Rockafellow

         12.5 Limitation of Liability. In no event will either Party be liable to the other Party for any indirect, collateral, consequential, special or punitive damages or for any lost profits of the other Party, however caused and on any theory of liability, arising out of the performance or failure to perform any obligations set forth herein, except for those damages caused by a Party's gross negligence, omissions or willful malfeasance.

         12.6 Consents Not Unreasonably Withheld or Delayed. Whenever provision is made in this Agreement for either Party to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provisions are made for one Party to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised, unless expressly stated that such consent is to be given in such Party's sole discretion.

         12.7 Independent Contractors. The status of the Parties under this Agreement shall be that of independent contractors. Neither Party shall have the right to enter into any agreements on behalf of the other Party, nor shall it represent to any person that it has any such right or authority. Nothing in this Agreement shall be construed as establishing a partnership or joint venture relationship between the Parties.

         12.8 Maintenance of Records. Each Party shall keep and maintain all records required by law or regulation with respect to the Product and shall make copies of such records available to the other Party upon request.

         12.9 United States Dollars. References in this Agreement to "Dollars" or "$" shall mean the legal tender of the United States of America.

         12.10 Assignment. Neither Party to this Agreement may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may assign or transfer this Agreement to a successor of a controlling interest of such Party. Any permitted successor or assignee of rights and/or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. This Agreement shall be binding upon and shall inure to the benefit of each Party's permitted successors-in-interest and permitted assigns. Any assignment or attempted assignment by either Party in violation of the terms of this Section 12.10 shall be null and void and of no legal effect.

         12.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.12 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

         12.13 Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

         12.14 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

         12.15 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

         12.16 No Waiver. Any delay in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

         12.17 Governing Law; Jurisdiction and Venue. This Agreement will be governed and construed in accordance with the laws of the State of New York. No lawsuit pertaining to any matter arising under or growing out of this Agreement shall be instituted in any jurisdiction other than in the state of the defendant to any such action and the Parties consent to exclusive jurisdiction before the federal or state courts of state of the defendant to any such action.

         12.18 Change of Law. It is the intention of the Parties to conform strictly to all Applicable Laws, including but not limited to the Anti-kickback Statute. Accordingly, upon the written request of either Party, the Commercialization Committee shall engage at InterMoli's expense, a qualified and experienced health care regulatory counsel acceptable to both Parties to deliver an opinion that to the effect that, based upon the interpretation of prevailing legal and regulatory authority, the compensation arrangement described in Exhibit A is fully compliant with all Applicable Laws. In the event that the Commercialization Committee is unable to provide such requested legal opinion or the Commercialization Committee provides such legal opinion but it is qualified and not otherwise unequivocal in support of the compliance of the compensation arrangement described in Exhibit A, then in such event, the Parties, in coordination with the Commercialization Committee, shall negotiate in good faith such changes to the structure and terms of the transactions provided for in this Agreement as may be necessary to make these arrangements, as restructured, lawful under Applicable Laws, without materially disadvantaging either Party, and this Agreement shall be deemed reformed in accordance with the terms negotiated by the Parties. In the event that the Commercialization Committee is unable to agree on appropriate adjustments, then the matter shall be resolved pursuant to Section 12.2.

         12.19 Legal Fees. If any dispute arises between the Parties with respect to the matters covered by this Agreement which leads to a proceeding to resolve such dispute, the prevailing party in such proceeding shall be entitled to receive its reasonable attorneys' fees, expert witness fees and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be awarded.

         12.20 Injunctive Relief. A breach of any of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to a Party for which there may be no adequate remedy at law, and each Party is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate. The obligations provided under Section 8 of this Agreement are acknowledged as necessary and reasonable in order to protect each Party and its business, and the Parties expressly agree that monetary damages would be inadequate to compensate either Party for the breach thereof. Accordingly, each Party agrees and acknowledges that any such violation or threatened violation will cause irreparable injury to the other Party and that, in addition to any other remedies that may be available, in law, in equity or otherwise, each Party shall be entitled to obtain injunctive relief against the breach or threatened breach by the other Party of Section 8, without the necessity of proving actual damages.

         IN WITNESS WHEREOF, the Parties have executed this Agreement in by their authorized officers as of the date and year first above written.

INTERMUNE, INC.                           MOLICHEM R&D, INC.

By:                                       By:
    ---------------------------------         ----------------------------------

Print Name:                               Print Name:
            -------------------------                 --------------------------

Title:                                    Title:
       ------------------------------            -------------------------------

MOLICHEM MEDICINES, INC.

By:
   --------------------------------------------------

Print Name:
           ------------------------------------------

Title:
      -----------------------------------------------

                                    EXHIBIT A

                     SHARING OF COSTS AND PROFITS OR LOSSES
              FOR THE INTERMUNE/MOLICHEM EXCLUSIVE DEVELOPMENT AND
                          COMMERCIALIZATION AGREEMENT

                This Exhibit A, incorporated by reference into that certain Exclusive Development and Commercialization Agreement (the "Agreement"), dated as of May 11, 2001, 2001, among INTERMUNE, INC. ("InterMune"), MOLICHEM R&D, INC. and MOLICHEM MEDICINES, INC. (collectively "MoliChem"), addresses the accounting policies and procedures to be followed in determining development and commercialization costs, and profits or losses from sales of any Product pursuant to the Development Program and/or Commercialization Program. Capitalized terms not defined in this Exhibit A will have the meanings set forth in the Agreement.

         The Parties' development and commercialization costs, and profits or losses from sales of any Product, together with certain related costs and expenses, and the receipt of any applicable royalties and non-royalty payments for the Product (collectively "Profits or Losses"), will be deemed to be the Profits or Losses of InterMoli. InterMoli is not and is not intended to be a legal entity and has been defined for accounting identification purposes only.


1.              OBLIGATIONS AND BUDGETS

         Unless otherwise set forth herein or in the Agreement, the Parties shall equally support (i.e., 50%/50%) the Development Program and Commercialization Program. Work on or directly related to the Development Program or Commercialization Program performed by the Parties' employees or consultants shall include only those tasks set forth in the Development Plan, Commercialization Plan and respective Budget for such plan. While it is estimated that the amounts in the respective Budget will be sufficient to conduct the Development Program or Commercialization Program, as the case may be, the Parties may agree on a revised Budget requesting additional funds to conduct such program. However, neither Party is liable for any actual cost exceeding a quarterly Budget.

2.              CALCULATION OF PROFIT OR LOSS

         The Profits or Losses for Product will be equal to: ** All calculations hereunder will be made using, and all defined and undefined terms will be construed in accordance with, U.S. generally accepted accounting principles ("GAAP"), consistently applied, and consistent with generally accepted methods for activity-based project costing for similar products in similar industries. Without limiting the foregoing, no cost item subject to sharing by the Parties hereunder will be included more than once in calculating Profits or Losses.

3.              REPORTING AND PAYMENTS

         (a) Reporting. The fiscal year of InterMoli will be a 12-month period ending on December 31, or such portion thereof as will be applicable. InterMoli's quarters will end on March 31, June 30, September 30 and December 31, respectively.

         InterMune will be responsible for the preparation of reports, calculation of the Profits or Losses to be shared and determination of the cash settlement between the Parties; provided however, MoliChem shall make commercially reasonable efforts to, within five (5) business days after the end of a quarter, report to InterMune all costs and expenses related to InterMoli. After such submission by MoliChem, InterMune shall report InterMoli revenues and expenses as follows:

------------------------------------- ----------------------------------- -----------------------------------
          Reporting Event                         Frequency                 Timing of Submission
------------------------------------- ----------------------------------- -----------------------------------
Actuals                               Quarterly                           30 days following the end of each
                                                                          quarter
------------------------------------- ----------------------------------- -----------------------------------
Adjustment                            Annual                              45 days following InterMune's
                                                                          fiscal year end
------------------------------------- ----------------------------------- -----------------------------------

         InterMune shall also provide MoliChem with InterMune's internal, unaudited financial statements for InterMoli for each of the first two (2) months of each quarter promptly after each such financial statement is distributed internally at InterMune. Similarly, MoliChem shall make commercially reasonable efforts to, within five (5) business days after the end of a month, report to InterMune all costs and expenses related to InterMoli.

         (b) Payments. As provided in Section 6.2 of the Agreement, the Parties shall share equally (50%/50%) the Profits or Losses for each quarterly period. No later than forty-five (45) days following the close of each calendar quarter, InterMune shall submit an invoice to each Party for the amount of any balancing payment required to meet fifty percent (50%) of the Budget for the preceding quarter. The amounts invoiced shall be payable no later than sixty (60) days following the close of each calendar quarter.

These payments include payments to one Party in the event that:

         (i) the Budget obligates such Party to spend more for the quarter than the other Party. (For example, if under a Budget for a quarter, MoliChem is obligated to spend $1.0 million and InterMune is obligated to spend $500,000, then InterMune would make a balancing quarterly payment to MoliChem of $250,000); and

         (ii) there are other items such as reasonable working capital allocations that reflect differences between recognized cash flows and recognized revenues with respect to a Product and capital expenditures.

         Such balancing payment adjustments between the Parties will be made as necessary based on Profits or Losses. To determine such adjustments, InterMune will provide to MoliChem, by the submission dates shown above, a statement showing the InterMoli results for the preceding calendar quarter and year-to-date in the format set forth in Schedule A-1, comparing quarterly and year-to-date results to revenue forecasts and expense budgets, calculating the Profits or Losses as provided in Section 2 above and Schedule A-1, and determining the cash settlement required, if any. To the extent any quarterly or year-end adjustments to InterMoli are determined in good faith by InterMune to be appropriate, an appropriate adjustment to Profits or Losses for the applicable quarter or year will be made, and an appropriate payment will be made by the applicable Party within sixty (60) days following the close of each calendar quarter. The submission provided to MoliChem shall also include itemizations of each expense in sufficient detail to permit MoliChem to determine the accuracy of such expenses.

         If any of the payments set forth in this Section 3 are not timely made, then such payment amount shall be increased by an interest payment of one percent (1%) for each 30 days that such payment is late.

         Any failure by either Party to contribute 50% to the Development Expenses for a Product, prior to the approval of the U.S. NDA for such Product, shall not be a Material Breach of this Agreement, but shall result in such Party's loss of the right to participate equally in the Profits for the Product to which the failure is attributed. If a Party fails to contribute 50% to the Development Expenses for the initial Product prior to the approval of the U.S. NDA for such Product, such Party shall be entitled to its Initial Product Profit Share, and if it has contributed equally to the initial Product development, but it fails to contribute equally to subsequent Products, it shall be entitled to a Profit percentage in accordance with the Future Product Profit Share for subsequent Products.

         All Commercialization Expenses shall be initially paid by InterMune, and InterMune shall be reimbursed for its payment of Commercialization Expenses from revenues received for the sale of the Product in proportion to MoliChem's share of the Profits as determined above, prior to any distribution of Profits for such Product; provided however, if the Product fails to generate Profits, MoliChem shall be obligated to reimburse InterMune for the percentage of the Commercialization Expenses equal to the MoliChem Profit share for such Product. If MoliChem fails to make such payments for Commercialization Expenses or if InterMune fails to pay its 50% of the Commercialization Expenses in accordance with this Section 3(b) for two consecutive quarters, the non-paying Party shall automatically be in Material Breach of the Agreement pursuant to Section 11.4(a) of the Agreement and shall have, after receiving the other Party's written notice of breach, 30 days to cure instead of 60. The preceding sentence shall not apply if such non-paying Party during the first 30-day period notifies the other Party in writing that there is a dispute, in which case Section 3(c) of this Exhibit A shall control.

         A failure to equally contribute to the Development Expenses or Commercialization Expenses, after a respective Development Budget or Commercialization Budget has been approved for a Product, shall also result in the failing Party's loss of seats on the Development Committee and/or the Commercialization Committee for such Product, such that the number of remaining seats held by such Party shall be proportional to that Party's contribution to such Product, but in no event less than one member on each of the respective committees.

         (c) Disputes. In the event of a dispute between the Parties with respect to whether any such adjustment or any other adjustment requested is appropriate, such dispute will be resolved by the Development Committee or Commercialization Committee, as the case may be, or subsequently, pursuant to
Section 12.2 of the Agreement. Any such disputed adjustment payment amount will be: (i) without interest if such amount is less than the greater of (a) two percent (2%) of Profits or Losses for such year or (b) $100,000, or (ii) with interest at the rate of one percent (1%) per 30 days if such amount is greater than or equal to the greater of (x) two percent (2%) of Profits or Losses for such year or (y) $100,000. If such disputed payment amount is not paid within 30 days of the resolution by the Parties of the amount, the non-paying Party's rights to Profits for such Product and right to participate in the Development Committee and Commercialization Committee for such Product shall be as set forth in Section 3(b) of this Exhibit A.

4.              DEFINITIONS FOR EXHIBIT A AND SCHEDULE A-1

         For purposes of this Exhibit A and Schedule A-1, the following terms shall have the meanings specified as follows:


         (a) "Allowable Costs and Expenses" means those costs and expenses incurred by the Parties or for their account that are specifically attributable or related to the development (to the extent consistent with the terms of the Agreement), manufacturing, marketing or selling of the Product, and consisting of: (i) Cost of Goods Sold, (ii) Development Expenses and (iii) Sales and Marketing Expenses.

                  (i) "Cost of Goods Sold" means the manufactured cost of Product shipped in final therapeutic form, calculated on a fully burdened basis. The "cost of Product shipped in final therapeutic form" will mean the cost of Product shipped in bulk form plus the cost of final manufacturing. The "cost of a Product shipped in bulk form" means the standard unit cost of Product in bulk form calculated in accordance with the customary cost accounting methods, consistently applied, of the Party performing the work. Standard unit cost generally consists of direct material, direct labor specifically attributable to the Product at standard. The cost of final manufacturing will be calculated in accordance with customary cost accounting methods, consistently applied, of the Party performing the work. Final manufacturing costs generally consist of direct material, direct labor directly attributable to the Product at standard.

         Direct material costs will include, but not be limited to, the costs incurred in purchasing raw materials and finished goods, including (without limitation) freight, sales and excise taxes imposed thereon and customs duty and charges levied by government authorities, and all costs of packaging components.

         Direct labor will include, but not be limited to, the cost of employees engaged in direct manufacturing activities who are directly employed in Product manufacturing and packaging for the Territory/ and all internal costs at the applicable FTE Reimbursement Rate related to manufacturing.

         Costs of Goods Sold will also include, but not be limited to, (i) manufacturing variances and other attributable costs not in standard (but excluding capacity not incorporated into standard manufacturing unit costs) such as, but not limited to, material price variances, labor hour variances, material usage variances, excess and obsolescence, inventory reserves and batches that do not conform to specification, and (ii) actual Third Party royalty expenses.

         Third Party royalty expenses will include, but not be limited to, royalties or other compensation payable to a Third Party possessing or having a license under patents and/or other technology rights relating to the manufacture, sale, use, offer for sale or import of a Product for the Territory.

                  (ii) "Development Expenses" means the expenses incurred by a Party or for its account, pursuant to an approved Development Budget, that are attributable to the development of Product, calculated on a fully burdened basis. Without limiting the generality of the foregoing, "Development Expenses" will mean amounts paid by a Party to any Third Party involved in the development of the Product, and all internal costs at the applicable FTE Reimbursement Rate incurred by a Party in connection with Development Expenses for the Product. Development Expenses will include, but are not limited to, the following costs incurred for the development of Product: the costs of modifying and optimizing the Product, including its chemical structure and formulation, to achieve product development goals regarding efficacy, safety, dosing and route of administration; the cost of studies on the toxicological, pharmacokinetic, metabolic or clinical aspects of Product conducted internally or by individual investigators or consultants necessary or desirable for the purpose of obtaining and/or maintaining Regulatory Approval of Product in a country; costs (and related fees) for preparing, submitting, reviewing or developing data or information for the purpose of submission to a governmental authority to obtain and/or maintain Regulatory Approval of the Product in a country; and manufacturing process development and scale-up for Product in bulk and finished form for purposes of conducting preclinical and clinical studies necessary to obtain and/or maintain Regulatory Approval of the Products in a country. In addition, Development Expenses include, but are not limited to, the following development costs incurred by the Parties in support of or for extension of the Product after the First Commercial Sale, pursuant to an approved Development
Budget: Phase IV clinical trials or studies; ongoing product development (e.g., new formulations and routes of administration); ongoing product support; ongoing medical affairs; and fees and expenses of outside consultants and counsel in respect of regulatory affairs.

                  (iii) "Sales and Marketing Expenses" means the costs that are incurred or for its account attributable to the distribution, sale, promotion and marketing of Product, calculated on a fully burdened basis and pursuant to an approved Commercialization Budget. Sales and Marketing Expenses will mean the sum of Selling Expenses, Marketing Management, Market and Consumer Research, Advertising, Trade Promotion, Consumer Promotion, Education Expenses and Freight and Transportation-Out, each of which is specified below. The costs of activities which promote a Party's business as a whole without being product specific (such as corporate image advertising) are specifically excluded from Sales and Marketing Expenses. To the extent multiple products are involved and some of such products are not the Product, then such allowances will be allocated on a pro rata basis based upon net sales of each respective product by such operating unit during the most recent quarter.

                        (A) "Advertising" will include, but not be limited to, all media costs associated with Product advertising as follows: production expense/artwork including set up; design and art work for an advertisement; the cost of securing print space, air time, etc. in newspapers, magazines, trade journals, television, radio, billboards, etc.

                        (B) "Consumer Promotion" will include, but not be limited to, the expenses associated with programs to promote Product directly to the prescriber or end user. This category will include, but not be limited to, expenses associated with promoting products directly to the professional community such as professional samples, professional literature, promotional material costs, patient aids and detailing aids. To the extent multiple products are involved and some of such products are not the Product, then such allowances will be allocated on a pro rata basis based upon net sales of each respective product by such operating unit during the most recent quarter.

                        (C) "Education" will include, but not be limited to, expenses associated with professional education with respect to Product through any means not covered above, including, but not limited to, articles appearing in journals, newspapers, magazines or other media; seminars, scientific exhibits, and conventions; and symposia, advisory boards and opinion leader development activities.

                        (D) "Freight and Transportation-Out" will include (to the extent not already recovered in the calculation of Net Sales), but not limited to, the portion of distribution costs relating to moving Product goods from a warehouse to the customer as follows: outbound transportation costs; costs of moving goods from a manufacturing point to a warehouse at another location from which it is ultimately to be distributed to a customer; the costs of the traffic department where there is a separate department that has responsibility for administration of freight costs.

                        (E) "Market and Consumer Research" will include, but not be limited to, compensation and departmental expenses for market and consumer research personnel and payments to Third Parties related to conducting and monitoring professional and consumer appraisals of Product, such as market share services (e.g., IMS data), special research testing and focus groups.

                        (F) "Marketing Management" will include, but not be limited to, product management and sales promotion management compensation and departmental expenses. This will include, but not be limited to, all internal costs at the applicable FTE Reimbursement Rate for and all costs associated with developing overall sales and marketing strategies (e.g., product line or customer segment), as well as planning and programs for Product. In addition, payments to Third Parties in connection with trademark selection, filing, prosecution and enforcement will be included in this category.

                        (G) "Selling Expenses" will include, but not be limited to, the following costs directly associated with the efforts of field sales representatives with respect to Product: field sales force; field sales offices; home offices; staffs directly involved in the management of and the performance of the selling functions; and payments to Third Parties under contract sales and marketing agreements. The costs of detailing sales calls will be allocated on a weighted average basis based on the proportionate time and effort given to the detailing of Product versus product other than the Product at an accounting charge rate consistently applied within and across a Party's or a Third Party's operating units and which is no less favorable than the internal charge rate used by such Party or such Third Party for its own internal cost accounting purposes for products other than the Product (excluding internal profit margins and markups).

                        (H) "Trade Promotion" will include, but not be limited to, the allowances given to retailers, brokers, distributors, hospital buying groups, etc. for purchasing, promoting, and distribution of Product. This will include, but not be limited to, purchasing, advertising, new distribution, and display allowances as well as free goods, wholesale allowances and reasonable field sales samples.


         (b) "FTE" means a full-time person dedicated to the Development Program and/or Commercialization Program, or in the case of less than a full-time dedicated person, a full-time equivalent person year, based upon a total of forty-seven (47) weeks (i.e., one thousand eight hundred eighty (1,880) hours) per year of work on or directly related to the Development Program and/or Commercialization Program.

         (c) "FTE Reimbursement Rate" means amount per year per the applicable fully allocated/burdened FTE rate (the "FTE Reimbursement Rate") for each employee or consultant as provided in the annual Budget that has been approved by the respective committee for the Development Program and the Commercialization Program. Each employee and consultant shall be obligated to submit time cards to either MoliChem or InterMune for the calculation of the number of hours of services performed by such employee or consultant directly related to development or commercialization of a Product. The Development Committee shall determine the FTE Reimbursement Rate for employees of similar positions and responsibilities to be at an equal rate for InterMune and MoliChem, regardless of the actual compensation of such employee. The FTE Reimbursement Rate for consultants shall be the consultant's actual rate charged to MoliChem or InterMune.

         (d) "Net Sales," for purposes of calculating Profits or Losses only, will have the meaning ascribed to it in Section 1.19 of the Agreement.

         (e) "Operating Unit" means the standard operating unit in which a profit and loss statement is prepared for management accounting purposes in the Party's normal accounting procedures, consistently applied within and across its operating units.

         (f) "Other Non-Operating and Extraordinary Gains (Losses)" means gains or losses incurred either from secondary or auxiliary activities of InterMoli, outside the ordinary and primary course of business, or unusual and infrequent gains and losses of material amounts.

         (g) "Sublicense Revenues" means the amounts received by InterMune or its Affiliates from any sublicensors of the Product. Sublicensed Revenues shall include any upfront payments, milestones, royalties on end-product sales, or any other revenue received from end product sales of the Product; provided that any cavity investment in InterMune by a Third Party shall be excluded. Any expenses incurred by InterMune in relation to Sublicense Revenues or reimbursements made by InterMune to Sublicensors shall be deducted from the profit and loss financial statement.

5.              AUDITS

         (a) MoliChem shall have the right to request that an independent public accounting firm perform an audit of InterMune's books of accounts for the sole purpose of verifying compliance with this Exhibit A. Such audits will be conducted at the expense of MoliChem; provided, however, that if the audit results in an adjustment exceeding the greater of (i) 2% of Losses or Profits or
(ii) $50,000 in any quarter, the reasonable cost of the audit will be borne by InterMune. Any disputes with regard to the foregoing will be resolved in accordance with Section 12.2 of the Agreement. Audit results will be shared with both Parties. Audits are limited to two per InterMoli fiscal year.

         (b) InterMune shall have the right to request that an independent public accounting firm perform an audit of MoliChem's books of accounts for the sole purpose of verifying invoices for MoliChem's Allowable Costs and Expenses submitted to InterMune hereunder. Such audits will be conducted at the expense of InterMune; provided, however, that if the audit results in an adjustment exceeding the greater of (i) 2% of MoliChem's Allowable Costs and Expenses in any quarter, or (ii) $50,000 in any quarter, the reasonable cost of the audit will be borne by MoliChem. Audit results will be shared with both Parties. Audits are limited to two per InterMoli fiscal year.

6.              CAPITAL INVESTMENTS

         Notwithstanding any other provisions set forth in the Agreement or herein, any capital investments that a majority of the Development Committee or Commercialization Committee decides is required to be made in connection with the Product (e.g., a capital investment in a manufacturing facility) shall be borne by InterMoli; provided however, title to such capital investment shall be held jointly in the names of both InterMune and MoliChem.

7.              FOREIGN EXCHANGE

                The functional currency for accounting for Profits or Losses will be U.S. Dollars ($$$$). The statement of Profits or Losses will be translated into U.S. Dollars using, for each currency, the arithmetic average of the daily exchange rates (obtained as described below) during the reporting period; each daily exchange rate will be obtained from the Reuters Daily Rate Report or The Wall Street Journal, Eastern U.S. Edition, or, if not so available, as otherwise agreed to by the Parties.

                                  SCHEDULE A-1
                   PROFIT AND LOSS FINANCIAL STATEMENT FORMAT
                                       **

                                                                       Exhibit B

                            CONTRACTS AND COMMITMENTS

o Assignment Agreement among the Wellcome Foundation Ltd., Glaxo Wellcome, Inc. and Molichem Medicines, Inc., dated December 1, 1995

o Assignment Agreement by and between Glaxo Wellcome, Inc. and Molichem Medicines, Inc., dated December 1, 1995

o License Agreement by and between Molichem Medicines, Inc. and the University of North Carolina at Chapel Hill, dated June 4, 1997, as amended July 24, 1998 and April 17, 2001

o Letters awarding grant support to Molichem Medicines, Inc. from the Cystic Fibrosis Foundation, dated July 26, 1996, October 23, 1998, November 9, 1998, February 12, 1999 and February 29, 2000.

o Manufacturing Agreement by and between MoliChem Medicine and Apotex Fermentation Inc., dated March, 2001.

o Research Agreement between The Johns Hopkins University and Molichem Medicines, Inc./Molichem-Magellan dated September 21, 2000.

o Research Agreement between Children's Hospital and Molichem Medicines, Inc., dated January 29, 2001

o Stability Testing Agreements between MoliChem Medicines, Inc. and Magellan Laboratories, dated August 23, 2000, November 30, 2000 and January 2, 2001.

                                                                       Exhibit C


      Timeline                                                            START            COMPLETE
      --------                                                            -----            --------
       Ph I(1)                        CF Single Dose Safety              Q1 '01             Q3 '01
       Mfg(2)                              Make new lot                  Q1 '01             Q3 `01
      PhI/II(3)                      Single Dose MC Clearance            Q3 `01             Q4 `01
         Tox                            Go/No Go Decision
       Tox(4)                        Multi-dose (dogs & rats)            Q4 `01             Q2 `02
Assay(5) Development                                                     Q4 `01             Q2 `02
        Ph II                        Multi-dose, dose ranging            Q3 `02             Q1 `03
       Ph III                          Go / No Go Decision               Q2 `03


                                   BUDGET Estimates
                                   ----------------
                           2001(6)                                     $2.5-3M
                            2002                                        $3-5M
                          2001-2002                                    $5.5-8M
                   Total Through Phase III                             $20-25M

(1)            **

(2)            **

(3)            **

(4)            **

(5)            **

(6)            **

                                                                       Exhibit D



                                    MOLICHEM

               PATENT PORTFOLIO RELATED TO LANTIBIOTIC TECHNOLOGY


                                  U.S. PATENTS

L. Molina et al., Method of Treating Retained Pulmonary Secretions, U.S. Application Serial No. 08/074,315, filed June 9, 1993.


     ISSUED as U.S. Patent No. 5,512,269, April 30, 1996.


L. Molina et al., Method of Treating Retained Pulmonary Secretions, Divisional U.S. Application Serial No. 08/431,659, filed May 2, 1995 (divisional of Ser. No. 08/074,315)


     ISSUED as U.S. Patent No. 5,716,931, February 10, 1998.


L. Molina et al., Method of Treating Retained Pulmonary Secretions, Divisional U.S. Application Serial No. 08/432,984, filed May 2, 1995 (divisional of Ser. No. 08/074,315).


     ISSUED as U.S. Patent No. 5,651,957, July 29, 1997.


L. Molina et al., Method of Treating Retained Pulmonary Secretions, Divisional U.S. Application Serial No. 08/433,872, filed May 2, 1995 (divisional of Ser. No. 08/074,315)


     ISSUED as U.S. Patent No. 5,683,675, November 4, 1997.

L. Molina et al., Method of Treating Retained Asthma Pulmonary Secretions, Divisional U.S. Application, filed January 28, 1998 (divisional of Ser. No. 08/431,659).


     ISSUED as U.S. Patent No. 5,849,706, December 15, 1998.


                                 NON-U.S. CASES

Canada L. Molina et al. Method of Treating Retained Pulmonary Secretions, Canadian Patent Application Serial No. 2,164,517; **

Japan L. Molina et al., Method of Treating Retained Pulmonary Secretions, Japanese Patent Application Serial No. 502083/95; **

EPO (designating Austria, Belgium, Denmark, France, Germany, Greece, Ireland, Italy, Latvia, Luxembourg, Monaco, Netherlands, Portugal, Slovenia, Spain, Sweden, Switzerland/Liechtenstein and United Kingdom); L. Molina et al., Method of Treating Retained Pulmonary Secretions; European Application No. 94/919422.9;
**

**

Australia L. Molina et al., Method of Treating Retained Pulmonary Secretions; Australian Patent Application Serial No. 70578/94.


     ISSUED as Australian Patent No. 696374.